Exhibit 99.1

For Immediate Release

Contact: Steven Klueg

Senior Vice President and Chief Financial Officer

704-869-3320

AFFINIA REPORTS SOLID FINANCIAL RESULTS FOR THE

FIRST QUARTER 2014

Record first quarter sales for the Filtration segment of $233 million

GASTONIA, NORTH CAROLINA, May 8, 2014 – Affinia Group Intermediate Holdings Inc. (“Affinia”), an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the first quarter ended March 31, 2014.

Net Sales

As reported, net sales were $331 million for the first quarter of 2014 compared with $326 million for the same period last year. The $5 million period-over-period reported net sales increase was the result of increased sales within the Filtration segment, largely offset by lower sales in the Affinia South America segment due to declines in the value of the Brazilian Real and Argentine Peso. On a currency adjusted basis, net sales for the first quarter of 2014 improved by 8% or $27 million over the same period in 2013.

Keith Wilson, President and Chief Executive Officer, commented, “We are pleased to report strong first quarter sales growth compared to the prior year. The Filtration segment experienced record first quarter sales in 2014, which were led by growth in Europe, North America and South America. On a currency adjusted basis, sales in our Affinia South America segment were up 6%. Our global team remains committed to superior quality and innovation, while driving value for our customers in the markets we serve. Due to the significant efforts and dedication of our people, we are also on track to complete the relocation of our corporate offices from Ann Arbor, Michigan to Gastonia, North Carolina by the end of the second quarter.”

Gross Profit

Gross profit for the first quarter of 2014 increased by $4 million to $76 million compared with $72 million in the first quarter of 2013. The increase was attributable to higher sales in the Filtration segment largely offset by unfavorable currency translation, primarily in the Affinia South America segment.

Operating Profit

Operating profit for the first quarter of 2014 decreased by $5 million to $25 million compared with $30 million in the first quarter of 2013. The decrease was attributable to $7 million of restructuring and other costs in the first quarter of 2014, partially offset by higher operating profit in both the Filtration and Affinia South America segments. Operating profit in the Filtration segment increased to $30 million in the first quarter of 2014 compared to $29 million in the first quarter of 2013. In the Affinia South America segment, operating profit increased to $8 million in the first quarter of 2014 compared to $7 million in the first quarter of 2013.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Reported EBITDA-Reported EBITDA was $22 million in the first quarter of 2014 compared to $35 million in the first quarter of 2013. The decrease in Reported EBITDA was due primarily to a $7 million currency devaluation in Venezuela and $7 million of restructuring and other costs in the first quarter of 2014, as well as unfavorable currency translation.

Filtration segment EBITDA was $28 million on a reported basis in the first quarter of 2014 compared to $31 million in the corresponding period in the prior year. The decrease was driven by a currency devaluation in Venezuela, partially offset by higher net sales. Affinia South America segment EBITDA was $6 million on a reported basis in the first quarter of 2014 compared to $8 million in the corresponding period in the prior year. The decrease was driven by unfavorable foreign currency translation and a currency devaluation in Venezuela.

Adjusted EBITDA-Adjusted EBITDA was $36 million in the first quarter of 2014 compared to $37 million in the corresponding period in the prior year. Adjusted EBITDA for the Filtration segment was $33 million in both the first quarter of 2014 and 2013, while adjusted EBITDA for the Affinia South America segment was $8 million in both the first quarter of 2014 and 2013.

Net (Loss) Income

Net (loss) income -Affinia reported a net loss of $1 million in the first quarter of 2014 compared to net income of $6 million in the first quarter of 2013. The net loss in the first quarter of 2014 was driven by the impact of a currency devaluation in Venezuela.

“We invested $27 million in working capital in the first quarter to support the continued sales growth of our businesses. We are pleased to have closed on the sale of the Chassis business in May and, with the proceeds, we have reduced our debt levels, improved our leverage ratios and further strengthened our balance sheet,” stated Steven Klueg, Senior Vice President and Chief Financial Officer.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, Affinia has provided certain information which is considered non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

EBITDA, Segment EBITDA, Adjusted Segment EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is earnings before interest, taxes, depreciation and amortization. Affinia’s EBITDA is calculated by adding back depreciation and amortization and interest expense to income from continuing operations before income tax provision. Adjusted Segment EBITDA and Adjusted EBITDA are defined as EBITDA adjusted for certain items that management believes hinder comparison of the performance of Affinia’s business either period-over-period or with other businesses. Items are excluded from Adjusted Segment EBITDA and Adjusted EBITDA because they are individually or collectively material items and management does not consider them to be representative of the performance of the business during the periods presented. Management believes that these non-GAAP financial measures are useful to both management and the Company’s stakeholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Currency adjusted net sales excludes the impact of currency on current period results by applying the same exchange rates to net sales in both periods. To calculate currency adjusted net sales, the exchange rates used in the prior year are applied to the current year results. By excluding the impacts of currency, management believes the comparability of financial results between reporting periods is enhanced.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Affinia may not be comparable to similarly titled measures reported by other companies.

In accordance with Securities and Exchange Commission rules, Segment EBITDA, Adjusted Segment EBITDA and Adjusted EBITDA are reconciled to its closest GAAP measure, which is income from continuing operations before income tax provision and noncontrolling interest and is included in the attached supplemental data. Currency adjusted net sales are reconciled to its most closely correlated GAAP measure, which is net sales.

Affinia Group Intermediate Holdings Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2014	2013
Net sales	$331	$326
Cost of sales	(255)	(254)

Gross profit	76	72
Selling, general and administrative expenses	(51)	(42)

Operating profit	25	30
Other income and expense, net	(8)	(1)
Interest expense	(15)	(15)

Income from continuing operations before income tax provision and noncontrolling interest	2	14
Income tax provision	(4)	(6)

Net (loss) income from continuing operations	(2)	8
Income (loss) from discontinued operations, net of tax	1	(2)

Net (loss) income	(1)	6
Less: net income attributable to noncontrolling interest, net of tax	—	—

Net (loss) income attributable to the Company	$(1)	$6

Affinia Group Intermediate Holdings Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$67	$101
Trade accounts receivable, less allowances of $2 million at both March 31, 2014 and December 31, 2013	175	141
Inventories, net	228	221
Current deferred taxes	40	39
Prepaid taxes	27	29
Other current assets	27	32
Current assets of discontinued operations	150	141

Total current assets	714	704
Property, plant, and equipment, net	122	123
Goodwill	3	3
Other intangible assets, net	59	60
Deferred financing costs	19	18
Deferred income taxes	83	80
Investments and other assets	19	21

Total assets	$1,019	$1,009

Liabilities and shareholder’s equity (deficit)
Current liabilities:
Accounts payable	$145	$121
Notes payable	17	23
Current maturities of long-term debt	7	7
Other accrued expenses	75	78
Accrued payroll and employee benefits	20	19
Current liabilities of discontinued operations	30	31

Total current liabilities	294	279
Long-term debt	906	907
Deferred employee benefits and other noncurrent liabilities	22	24

Total liabilities	1,222	1,210

Contingencies and commitments
Shareholder’s equity:
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	455	456
Accumulated deficit	(639)	(638)
Accumulated other comprehensive loss	(20)	(20)

Total shareholder’s deficit of the Company	(204)	(202)
Noncontrolling interest in consolidated subsidiaries	1	1

Total shareholder’s deficit	(203)	(201)

Total liabilities and shareholder’s equity (deficit)	$1,019	$1,009

Affinia Group Intermediate Holdings Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2014	2013
Operating activities
Net (loss) income	$(1)	$6
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	5	6
Currency devaluation	7	2
Stock-based compensation	—	1
Provision for deferred income taxes	(4)	—
Change in trade accounts receivable	(56)	(44)
Change in inventories	(8)	2
Change in other current operating assets	6	(1)
Change in other current operating liabilities	29	45
Change in other	1	(4)

Net cash (used in) provided by operating activities	(21)	13
Investing activities
Proceeds from the sale of an equity method investment	4	—
Additions to property, plant and equipment	(5)	(4)

Net cash used in investing activities	(1)	(4)
Financing activities
Payment of deferred financing costs	(1)	—
Repayments of debt	(8)	—

Net cash used in financing activities	(9)	—
Effect of exchange rates on cash	(3)	—
(Decrease) increase in cash and cash equivalents	(34)	9
Cash and cash equivalents at beginning of the period	101	51

Cash and cash equivalents at end of the period	$67	$60

Affinia Group Intermediate Holdings Inc.

Segment Information

The following tables provide the components of operating profit and income from continuing operations before income tax provision and noncontrolling interest by segment, as well as for corporate, eliminations and other, and Affinia Group Intermediate Holdings Inc. on a consolidated basis:

(Dollars in millions)

	Three Months Ended
	March 31, 2014				March 31, 2013
	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.
Net sales	$233	$98	$—	$331	$215	$111	$—	$326
Cost of sales	(177)	(78)	—	(255)	(163)	(91)	—	(254)

Gross profit	56	20	—	76	52	20	—	72
Selling, general and administrative expenses	(26)	(12)	(13)	(51)	(23)	(13)	(6)	(42)

Operating Profit	30	8	(13)	25	29	7	(6)	30

Other income and expense, net	(6)	(3)	1	(8)	(1)	—	—	(1)
Interest expense	—	—	(15)	(15)	—	—	(15)	(15)

Income from continuing operations before income tax provision and noncontrolling interest	$24	$5	$(27)	$2	$28	$7	$(21)	$14

Affinia Group Intermediate Holdings Inc.

Reconciliation of Non-GAAP Measures

The supplemental data presented below is a reconciliation of certain financial measures which are intended to facilitate analysis of Affinia Group Intermediate Holdings Inc.’s business and operating performance.

Reconciliation of Adjusted EBITDA and Currency Adjusted Net Sales

(Dollars in millions)

	Three Months Ended
	March 31, 2014				March 31, 2013
	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations before income tax provision and noncontrolling interest	$24	$5	$(27)	$2	$28	$7	$(21)	$14
Add back:
Depreciation and amortization	4	1	—	5	3	1	2	6
Interest expense	—	—	15	15	—	—	15	15

EBITDA	28	6	(12)	22	31	8	(4)	35
Currency devaluation	5	2	—	7	2	—	—	2
Restructuring and other	—	—	7	7	—	—	—	—

Adjusted EBITDA	$33	$8	$(5)	$36	$33	$8	$(4)	$37

	Three Months Ended March 31,
	2014	2013	Variance	% Change
Currency adjusted net sales	$353	$326	$27	8%
Impact of currency adjustment	(22)	—	(22)	—

Net sales	$331	$326	$5	2%

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, May 9, 2014 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial (800) 708-4539 within the United States and Canada or (847) 619-6396 for international callers and enter participant code 37065263. A replay of the call will be available shortly after the live conference ends.

Affinia Group Intermediate Holdings Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.4 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2013. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties and other important factors include, among others, domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our ability to effectively transition our corporate office to our Filtration headquarters; and our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward–looking statements apply only as of the date of this release or as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.